Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made as of December 1st, 2014 by and between Nabriva Therapeutics US, Inc. (the “Company”), and Steven Gelone (the “Executive”) (together, the “Parties”).

RECITALS

WHEREAS, the Company desires to employ the Executive as its Chief Development Officer and as Chief Development Officer of its group of companies; and

WHEREAS, the Executive has agreed to accept such employment on the terms and conditions set form in this Agreement;

NOW, THEREFORE, In consideration of the foregoing and of the respective covenants and agreements of the Parties herein contained, the Parties hereto agree as follows:

1. Term of Employment. The term of this Agreement shall commence on December 1st, 2014 (the “Effective Date”) and end on the second anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of Section 7 below or extended pursuant to the provisions herein (the “Term of Employment’’). On the second anniversary of the Effective Date and on each yearly anniversary of such date thereafter, this Agreement shall automatically renew for an additional one-year term unless either Party notifies the other in writing of such Party’s intention not to renew this Agreement not less than ninety (90) days prior to the applicable term’s expiration date (such ninety (90) day notice period constituting the “Termination Notice Period”).

2. Position. During the Term of Employment, the Executive shall serve as the Chief Development Officer of the Company and Nabriva Therapeutics AG, working out of the Company’s office in Pennsylvania, and travelling as required by his job duties. The Executive shall also, during the Term of Employment, serve as a member of the Managing Board of Nabriva Therapeutics AG. In connection with his service on the Managing Board, the Executive shall enter into the Board Member Agreement attached hereto as Attachment A, and shall abide by the terms and conditions therein and in the By-Laws of the Management Board.

3. Scope of Employment. During the Term of Employment, the Executive shall be responsible for the performance of those duties consistent with his position as Chief Development Officer and his position on the Managing Board of Nabriva Therapeutics AG. The Executive shall report to the Chief Executive Officer of the Company and shall be accountable to the Supervisory Board of, Nabriva Therapeutics AG (the “Board”) and shall perform and discharge faithfully, diligently and to the best of his ability, his duties and responsibilities hereunder. The Executive shall devote his entire business time, loyalty, attention and efforts to the business and affairs of the Company, Nabriva Therapeutics AG, and their affiliates. Membership on boards of directors of any additional companies will be permitted only with the express approval of the Board. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and Nabriva Therapeutics AG and any changes therein that may be adopted from time to time by the Company and/or Nabriva Therapeutics AG.

4. Compensation. As full compensation for all services rendered by the Executive to the Company and Nabriva Therapeutics AG, and any affiliate thereof, during the Term of Employment, the Company will provide to the Executive the following:

(a) Base Salary. The Executive shall receive a base salary at the annualized rate of $300,000 (the “Base Salary”), paid in equal monthly installments in accordance with the Company’s regularly established payroll procedure. Such Base Salary shall be reviewed by the Company’s remuneration committee and the Board in the first quarter of each fiscal year; any adjustment to the Executive’s Base Salary shall be retroactively effective as of the first day of such fiscal year.

(b) Annual Discretionary Bonus. Following the end of each fiscal year and subject to the approval of the Board, the Executive may be eligible to receive a discretionary annual retention and performance bonus of up to 35% of the Executive’s then current Base Salary (the “Maximum Bonus”), based on the Executive’s performance and the performance of the Company and Nabriva Therapeutics AG during the applicable fiscal year, as determined by the Board in its sole discretion. Any bonus would be pro-rated for the 2014 fiscal year.

(c) Equity Award. The Executive is further entitled to participate in the Nabriva Therapeutics AG Option Program and shall be granted options to purchase up to 4,221 ordinary shares of Nabriva Therapeutics AG (representing 1.00% of the current fully diluted share capital of 422,056 ordinary shares). The options shall vest over a period of 4 years and in all other respects be subject to the terms of the Nabriva Therapeutics AG Option Program.

(d) Vacation. The Executive shall be eligible for up to 20 days of paid vacation per calendar year. The number of vacation days for which the Executive is eligible shall accrue at the rate of 1.67 days per month that he is employed during such calendar year. At the end of calendar year, the Executive may carry over to the next year any accrued but unused vacation days, but any such carried over days will be forfeited if not used by six (6) months following the end of the calendar year.

(e) Benefits. The Executive may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that the Executive is eligible under (and subject to all provisions of) the plan documents governing those programs. Benefits are subject to change at any time in the Company’s sole discretion.

(f) Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.

5. Expenses. The Executive shall be entitled to reimbursement by the Company for all reasonable business and travel expenses incurred by him on the Company’s behalf during the course of his employment, upon the presentation by the Executive of documentation itemizing, such expenditures and attaching all supporting vouchers and receipts. Reimbursement will be made no later than 30 calendar days after the expense is substantiated (which must occur within 30 calendar days after the expense is incurred). The expenses eligible for reimbursement under this provision may not affect the amount of such expenses eligible for reimbursement in any other taxable year, and the right to reimbursement is not subject to liquidation or exchange for another benefit.

6. Restrictive Covenants Agreement. As a condition of his employment, the Executive shall execute the Non-Disclosure, Inventions, Non-Competition, and Non-Solicitation Agreement provided to him contemporaneously with this Agreement.

7. Employment Termination. This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:

(a) Non-renewal of the applicable term in accordance with Section 1 provided, however, that the Company may, in its sole discretion, either direct the Executive not to come into the office during the Termination Notice Period or, in lieu of all or part of the Termination Notice Period, pay the Executive an amount equal to the Base Salary that would otherwise have been payable to him had he remained employed for the duration of the Termination Notice Period. In such instance, the termination of the Executive shall become effective on the date set forth in a written notice of termination to be provided by the Company (the “Early Termination Date”) and the Executive shall be paid an amount equal to the Base Salary he would have received had he remained employed by the Company between the Early Termination Date and the end of the Termination Notice Period (the “Early Termination Pay”), with payment to be made no later than the 30th day following the end of the Termination Notice Period.

(b) Upon the death or “Disability” of the Executive. As used in this Agreement, the term “Disability” shall mean a physical or mental illness or disability that prevents the Executive from performing the duties of his position for a period of more than any three consecutive months or for periods aggregating more than twenty-six weeks. The Company shall determine in good faith and in its sole discretion whether the Executive is unable to perform the services provided for herein.

(c) At the election of the Company, with or without “Cause” (as defined below), immediately upon written notice by the Company to the Executive. As used in this Agreement, “Cause” shall mean a finding by the Board that the Executive:

(i)	failed to perform (other than by reason of physical or mental illness or disability for a period of less than three consecutive months or in aggregate less than twenty-six weeks) his assigned duties diligently or effectively or was negligent in the performance of these duties, provided that the Executive was given prior written notice of such deficiencies and was granted a reasonable opportunity of not less than thirty (30) days to correct any such deficiencies.

(ii)	materially breached this Agreement;

(iii)	breached his Non-Disclosure, Inventions, Non-Competition, and Non-Solicitation Agreement, or any similar agreement between the Executive and the Company;

(iv)	engaged in willful misconduct, fraud, or embezzlement;

(v)	engaged in any conduct that is, or is reasonably likely to be, materially harmful to the business, interests or reputation of the Company; or

(vi)	was convicted of, or pleaded guilty or nolo contendere to, a misdemeanor relating to the Company, a crime involving moral turpitude, or any felony.

8. Effect of Termination.

(a) Termination by the Company Without Cause. If the Executive’s employment is terminated by the Company without Cause pursuant to Section 7(c), the Executive shall be entitled to the Base Salary that has accrued and to which the Executive is entitled as of the effective date of such termination. In addition, and subject to the conditions of Section 8(c), the Company shall, for the remainder of the applicable term of this Agreement (except as otherwise set forth in 8(b)(ii) below): (i) continue to pay to the Executive, in accordance with the Company’s regularly established payroll procedure, his Base Salary as severance; and (ii) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay (but in no event longer than eighteen (18) months following the Executive’s termination date) the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply (collectively, the “Severance Benefits”).

(b) All Other Terminations. If the Executive’s employment is terminated under any circumstances other than a termination by the Company without Cause (including a termination by the Company for Cause pursuant to Section 7(c), due to the Executive’s death or Disability pursuant to Section 7(b), or by notice of non-renewal pursuant to Section 1 and Section 7(a)), the Company’s obligations under this Agreement shall immediately cease and the Executive shall be entitled to only the Base Salary that has accrued and to which the Executive is entitled as of the effective date of such termination, as well as any Early Termination Pay, if applicable. The Executive shall not be entitled to any other compensation or consideration, including any bonus not yet paid, that the Executive may have received had his Term of Employment not ceased.

(c) Release. As a condition of the Executive’s receipt of the Severance Benefits, the Executive must execute and deliver to the Company a severance and release of claims agreement in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims and confidentiality, non-disparagement, and cooperation obligations) (the “Severance Agreement’’), which Severance Agreement must become irrevocable within 60 days following the date of the Executive’s termination of employment (or such shorter period as may be directed by the Company). Severance Benefits will commence in the first regular payroll beginning after the Severance Agreement becomes effective, provided that if the foregoing 60 day period would end in a calendar year subsequent to the year in which the Executive’s employment ends, the Severance Benefits will not begin before the first payroll of the subsequent calendar year. The Executive must continue to comply with the Non-Disclosure, Inventions, Non-Competition, and Non-Solicitation Agreement in order to be eligible to continue receiving the Severance Benefits.

9. Absence of Restrictions. The Executive represents and warrants that he is not bound by any employment contracts, restrictive covenants or other restrictions that prevent him from entering into employment with, or carrying out his responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement.

10. Amendments. Any amendment to this Agreement shall be made in writing and signed by the Parties hereto.

11. Notice. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each ease to the address of the recipient set forth below.

To Executive:

At the address set forth in the Executive’s personnel file

To Company:

Nabriva Therapeutics US, Inc.

1000 Continental Drive, Suite 450

King of Prussia, PA 19406

USA

Attention: Colin Broom

Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 11.

12. Applicable Law, Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Pennsylvania (or, if appropriate, a federal court located within the Commonwealth of Pennsylvania), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

14. Effect of Section 409A of the Code.

(a) Six Month Delay. If and to the extent any portion of any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code) and the Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination Executive hereby agrees that he is bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of the Executive’s “separation from service” (as determined under Section 409A of the Code) or (ii) the tenth day following the date of his death following such separation from service (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of separation from service and the New Payment Date shall be paid to him in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

(b) General 409A Principles. For purposes of the Agreement a termination of employment will mean a “separation from service”‘ as defined in Section 409A of the Code, each amount to be paid or benefit, to be provided will be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments that are due within the “short term deferral period” as defined in Section 409A of the Code or are paid in a manner covered by Treas. Reg. Section 1.409A-1(b)(9)(iii) will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor the Executive will have the right to accelerate or defer the delivery of any such payments, or benefits except to the extent specifically permitted or required by Section 409A of the Code. This Agreement is intended to comply with the provisions of Section 409A of the Code and this Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement will have the meanings given such terms under Section 409A of the Code if and to the extent required to comply with Section 409A of the Code. In any event, the Company makes no representations or warranty and will have no liability to the Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.

15. Acknowledgment. The Executive states and represents that he has had an opportunity to fully discuss and review, the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

16. No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

17. Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

18. Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms.

19. Severability. Each provision of this Agreement must be interpreted in such, manner as to be effective and valid under applicable law, but if any provision of this is Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

20. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement including, without limitation, the Offer Letter dated October 7th, 2014.

[Signatures on Page Following]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.

NABRIVA THERAPEUTICS US, INC.			NABRIVA THERAPEUTICS AG

By:	/s/ Colin Broom		By:	/s/ Denise Pollard-Knight
	Name:	Colin Broom		Name:	Denise Pollard-Knight
	Title:	Chief Executive Officer		Title:	Chair, Supervisory Board

EXECUTIVE:

/s/ Steven Gelone
Steven Gelone